EXHIBIT 99.1

Delta expands Airbus A321neo fleet

•	Exercises 25 purchase rights into firm narrowbody A321neo aircraft and adds 25 additional purchase rights to its order book
•	Accelerates delivery of two A350-900 and one A330-900neo widebody aircraft for second half of 2022
•	Fuel-efficient aircraft helps address Delta’s carbon footprint and elevates the customer experience as projected demand for travel grows in the years ahead

By Staff Writer

Delta and Airbus have agreed to add incremental aircraft to Delta’s order book of cutting-edge, safe, reliable and lower-emissions aircraft by converting purchase rights for 25 A321neo aircraft into firm orders, and replenishing Delta’s purchase rights. Delta and Airbus also have agreed to move up two existing A350-900 and one A330-900neo deliveries to occur in the second half of 2022.

These moves reinforce Delta’s strategic fleet objectives to boost operational simplification, achieve economies of scale and drive productivity.

“With our customers ready to reclaim the joy of travel, this agreement positions Delta for growth while accounting for the planned retirements of older narrowbody aircraft in our fleet, addresses our carbon footprint, increases efficiency and elevates the customer experience,” said Mahendra Nair, Delta’s Senior Vice President – Fleet and TechOps Supply Chain. “We thank Airbus for their steadfast partnership during the pandemic and look forward to working with them as we take delivery of the A321neo as well as our accelerated A350 and A330-900neo deliveries.”

“We have managed the challenges of the last year together with our customers, and it is gratifying to be taking steps like this one towards the regrowth of our industry with our long standing partner, Delta,” said Christian Scherer, Airbus Chief Commercial Officer.

Delta expects to take delivery of its first A321neo in the first half of 2022. With these incremental aircraft, Delta’s total purchase commitment for the A321neo will now be 125 firm aircraft, with 100 purchase rights.

Delta’s A321neo will be powered by next-generation Pratt & Whitney PW1100G turbofan engines that bring 12 percent better fuel efficiency gains than A321 current engine (ceo) aircraft, in alignment with our sustainability goals and commitment to being a carbon neutral airline. The engines will be primarily maintained by Delta TechOps technicians at Delta’s advanced maintenance, repair and overhaul facilities in Atlanta.

Delta’s A321neos will be equipped with total seating for 194 customers with 20 in First Class, 42 in Delta Comfort+ and 132 in Main Cabin. The new aircraft will be deployed primarily across Delta’s extensive domestic network, complementing Delta’s Airbus A321ceo fleet of more than 100 aircraft.

The A321neo’s comfortable interior will feature thoughtful touches throughout, including new First Class seating design that includes a larger and sturdier tray table, more stowage space for personal items and enhanced memory-foam cushions. All customers will enjoy Delta’s wireless In-Flight Entertainment system created by in-house start-up Delta Flight Products at every seat, spacious overhead bins, state-of-the-art HEPA cabin air filtration systems as well as access to Wi-Fi and power ports.